Exhibit 99.1

Newpark Resources Reports 2004 Results;
Fourth Quarter Operating Income Rebounds on 20% Revenue Growth

          METAIRIE, La., Feb. 28 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today reported net income for the year ended December 31, 2004 of $4.0 million, or $0.05 per common share including non-cash charges of $0.03 per common share, on revenue of $433.4 million.  This compares to net income of $494,000 or $0.01 per common share, on revenue of $373.2 million in 2003.  For the fourth quarter, Newpark reported net income of $526,000 or $0.01 per share, after the same $0.03 per share in non-cash items, on revenue of $113.7 million versus a net loss in 2003 of $2.9 million or $0.04 per share on revenue of $94.6 million.  Segment operating income increased 35% for the year and 151% for the quarter, primarily driven by improvements in Newpark’s Drilling Fluids and Mat Sales and Rental Business Units.

          During the fourth quarter, Newpark recognized an asset impairment of $3.4 million and an $800,000 increase in its allowance for doubtful accounts due to new estimation methods adopted in the period.  Excluding the impact of these non-cash items, Newpark would have reported net income of $0.08 per share and $0.04 per share for the year and the quarter respectively.     James D. Cole, Newpark’s chairman and CEO said: “We believe the improved fourth quarter operating results mark the beginning of a trend that should be more evident in 2005.  With approximately 50% of revenue generated from new markets, products and services, the pattern of revenue generation in 2004 evidences the progress of Newpark’s diversification away from its historic Gulf Coast market.  While working to implement this strategy, our efforts were complicated by a 35% decline in activity in that market.  The company’s earnings performance has suffered during the implementation of this initiative, during which time we have reshaped our ongoing Gulf Coast business to restore profitability at current activity levels.  The introduction of new products and services has helped achieve the objective of diversifying the revenue and earnings base.  We are growing our market share in our drilling fluids business and expanding into new markets in the mat sales and rental business.  In addition, we have recently announced the introduction of a new, proprietary water treatment technology and its application to E&P waste streams in the Green River and Powder River basins.  In short, we believe there are good opportunities for continued growth ahead for Newpark Resources.”

          Drilling Fluids Segment
          Revenue from drilling fluids for the year totaled $272.9 million, up 27% from 2003, while contributing $21.8 million of operating income, equal to an 8.0% operating margin.  This compares to $215.5 million of revenue, $12.0 million of operating income, and a 5.5% operating margin in the prior fiscal year.  During the fourth quarter, drilling fluids revenue was $76.9 million compared to $56.9 million in the year-ago period.  Segment operating income of $8.1 million equaled a 10.5% operating margin.  This compared to $3.3 million of operating income in the 2003 period, equal to 5.7% of revenues.

          Fourth quarter revenue was up 35% from the year-ago period, a combination of a 12% increase in rig activity and continued market share gains.  Cole commented, “Most of the share gain came from over thirty new customer relationships developed during 2004.  Newpark exited 2004 with a 20% share of rigs operated in those markets we serve, compared to 14% a year ago.  In 2005, we expect to see these same trends continue, together with a 5% to 6% price increase.  We expect to improve operating margins to about 12% for the full year compared to 8% in the year just ended.”

          Mat Sales and Mat Rentals
          For the year ended December 31, 2004, revenue from mat operations was $96.0 million, generating $4.4 million in segment operating profit.  This compares to $88.9 million of revenue in 2003, and $515,000 of operating profit.  Fourth quarter operations showed a similar year-over-year improvement.

          Cole commented: “Fourth quarter operating results improved principally as a result of cost reductions and improved oilfield rental pricing.  We expect this improvement to continue in 2005 with our cost reduction program generating approximately $8 million in 2005 benefit.  In addition, we expect to see a 25% gain in pricing in the oilfield rental portion of the business supported by a continuing reduction in industry capacity in that market, as well as expanded revenue and earnings from non-oilfield mat rentals and sales.”

          E&P Waste Services
          Revenue during 2004 from E&P waste totaled $64.5 million, producing segment operating profits of $8.2 million.  This compares to $68.8 million in 2003 revenue and $13.0 million in segment operating profit.  The year-over- year revenue decline is a function of lower Gulf Coast waste volume due to lower rig activity and the unusual tropical weather in the third quarter. Earnings declined due to operating leverage on the lower volume, adverse changes in the mix of active rigs, and higher transportation costs during the period.

          Fourth quarter revenue totaled $16.9 million, providing $2.5 million of segment earnings.  This compares to $17.8 million in revenue during the same quarter of 2003 and $3.3 million in operating contribution.  Volume in the fourth quarter rebounded sequentially from 701,000 reported in the storm- impacted third quarter, to 872,000 barrels in the final quarter of 2004.

          Volume for the full year, at 3.2 million barrels, declined 10% compared to 2003, principally the result of lower average rig activity during the year and adverse third quarter tropical weather.  Average revenue per barrel declined 5.6% on changes in mix driven by the decline in offshore rig activity. Average pricing per barrel was $11.82 compared to $12.52 a year ago as a result of the change in mix.

          “As we enter 2005, and for the first time since 2001,” Cole indicated, “activity in the offshore and inland waters market has begun to improve. These have historically been the strongest markets for our waste operations, and we anticipate a 15% increase in 2005 volume if current activity levels are sustained.”

          Newpark recently announced the formation of Newpark Environmental Water Solutions, LLC and the first application of a newly licensed proprietary water treatment technology to improve the throughput capacity of the Company’s Jonah-Pinedale oilfield waste disposal site in Wyoming, a very active North American natural gas trend.  In addition, the Company has received a contract award for a treatment facility near Gillette, Wyoming for a major independent operator in the coalbed methane market.  “We believe that the application of this proprietary technology to the waste water problems within the oil and gas industry could be a major new business for Newpark,” said Cole.

          Balance Sheet Data
          Newpark ended the year with $7.0 million in cash and borrowings of $39.6 million outstanding under its bank credit facility.  Working capital increased by $12.1 million during the year, principally due to the need to carry increased levels of barite inventory in support of growth in the drilling fluids business.  Accounts receivable growth was negligible, with a 16 day reduction in the collection cycle helping reduce working capital needs during the year.

          Investor Conference Call
          Newpark will host a conference call at 10:00 AM EST, Tuesday, March 1. Investors may access the call by dialing 800-862-9098, the access code is Newpark.  The call will be webcast live and can be accessed from the Investor Relations page of the Company’s web site at “http://www.newpark.com .”

          Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

FINANCIAL DATA FOLLOW

          The foregoing discussion contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release.  For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark’s Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled “Forward Looking Statements” on page 17 of that Prospectus.  In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services.  In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark’s services and reduce Newpark’s revenues and income.  You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties.  Newpark’s SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our Website, http://www.newpark.com.

Newpark Resources, Inc.
Fourth Quarter Comparison
(Unaudited)

	Quarter Ended December 31,

(In thousands, except per share data)	2004	2003

Segment revenues
Fluids sales and engineering	$76,896	$56,901
E&P waste disposal	16,858	17,780
Mat and integrated services	19,935	19,946
Total Segment Revenues	113,689	94,627
Segment operating income
Fluids sales and engineering	8,059	3,256
E&P waste disposal	2,543	3,319
Mat and integrated services	182	(2,280)
Total Segment Operating Income	10,784	4,295
General and administrative expenses	2,391	2,528
Provision for uncollectible accounts	800	1,000
Impairment of long-lived assets	3,399	350
Operating income	4,194	417
Foreign currency exchange (gain) loss	(518)	(74)
Interest income	(90)	(63)
Interest expense	3,912	3,839
Income (loss) before income taxes	890	(3,285)
Provision for income taxes	139	(672)
Net income (loss)	751	(2,613)
Less:
Preferred stock dividends and accretion	225	337
Net income (loss) applicable to common shares	$526	$(2,950)
Weighted average common shares outstanding (diluted)	84,194	80,988
Net income (loss) per common share (diluted)	$0.01	$(0.04)
Pretax income	$890	$(3,285)
Other non-cash charges:
Provision for uncollectible accounts	800	1,000
Impairment of long-lived assets	3,399	350
Depreciation and amortization	5,461	5,279
Interest expense	3,912	3,839
EBITDA	$14,462	$7,183
Waste Data (dollars in millions, except per barrel amounts)
Gulf Coast E&P waste volume (000’s)	872	850
Gulf Coast average revenue per barrel	$11.59	$12.18
Gulf Coast E&P revenue	$10.5	$10.5
Other market E&P revenue	4.5	5.5
NORM	1.0	1.2
Industrial	0.9	0.6
	$16.9	$17.8
Mat Rental Data - Gulf Coast (dollars in millions, except per square foot amounts)
Installation	$3.6	$3.0
Re-rental	2.0	1.9
Total	$5.6	$4.9
Average price per square foot	$1.05	$0.81
Square feet installed (MM)	3.4	3.7
Drilling Fluids Data
Average Rigs Serviced (North
America)	196	139
Annualized revenue per rig (000’s)	$1,284	$1,295

Newpark Resources, Inc.
Fiscal Year Comparison
(Unaudited)

	Year Ended December 31,

(In thousands, except per share data)	2004	2003

Segment revenues
Fluids sales and engineering	$272,937	$215,491
E&P waste disposal	64,477	68,808
Mat and integrated services	96,008	88,880
Total Segment Revenues	433,422	373,179
Segment operating income
Fluids sales and engineering	21,837	11,923
E&P waste disposal	8,156	13,008
Mat and integrated services	4,414	515
Total Segment Operating Income	34,407	25,446
General and administrative expenses	9,384	5,772
Provision for uncollectible accounts	800	1,000
Impairment of long-lived assets	3,399	350
Operating income	20,824	18,324
Foreign currency exchange (gain) loss	(301)	(831)
Interest income	(1,345)	(633)
Interest expense	14,797	15,251
Income (loss) before income taxes	7,673	4,537
Provision for income taxes	2,717	2,460
Net income (loss)	4,956	2,077
Less:
Preferred stock dividends and accretion	938	1,583
Net income (loss) applicable to common shares	$4,018	$494
Weighted average common shares outstanding (diluted):	83,893	79,905
Net income (loss) per common share:	$0.05	$0.01
Pretax income	$7,673	$4,537
Other non-cash charges:
Provision for uncollectible accounts	800	1,000
Impairment of long-lived assets	3,399	350
Depreciation and amortization	20,801	21,329
Interest expense	14,797	15,251
EBITDA	$47,470	$42,467
Waste Data (dollars in millions, except per barrel amounts)
Gulf Coast E&P waste volume (000’s)	3,226	3,589
Gulf Coast average revenue per barrel	$11.82	$12.52
Gulf Coast E&P revenue	$39.8	$45.7
Wyoming and Canada E&P revenue	18.6	17.5
NORM	3.2	3.4
Industrial	2.9	2.2
	$64.5	$68.8
Mat Rental Data - Gulf Coast (dollars in millions, except per square foot amounts)
Installation	$15.9	$15.5
Re-rental	6.4	8.6
Total	$22.3	$24.1
Average price per square foot	$0.99	$0.93
Square feet installed (MM)	16.0	16.6
Drilling Fluids Data
Average Rigs Serviced (North America)	178	138
Annualized revenue per rig (000’s)	$1,238	$1,210

Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$7,022	$4,692
Restricted cash	—	8,029
Trade accounts receivable, less allowances	100,587	99,948
Notes and other receivables	7,321	5,428
Inventories	84,044	74,846
Deferred tax asset	12,501	8,698
Prepaid expenses and other current assets	13,275	8,510
Total current assets	224,750	210,151
Property, plant and equipment, net	210,514	206,238
Goodwill	117,414	115,869
Deferred tax asset	4,063	8,778
Other intangible assets, net of accumulated amortization	15,355	14,947
Other assets	18,018	19,517
	$590,11411	$575,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$8,017	$10,610
Current maturities of long-term debt	5,031	3,259
Accounts payable	31,089	40,479
Accrued liabilities	34,608	21,894
Total current liabilities	78,745	76,242
Long-term debt, less current portion	186,286	183,600
Other noncurrent liabilities	2,118	1,697
Preferred Stock	20,000	30,000
Common Stock	840	811
Paid-in capital	402,248	390,788
Unearned restricted stock compensation	(472)	(803)
Accumulated other comprehensive income	8,199	5,033
Retained deficit	(107,850)	(111,868)
Total stockholders’ equity	322,965	313,961
	$590,114	$575,500

SOURCE  Newpark Resources, Inc.
          -0-                                                  02/28/2005
          /CONTACT:  Matthew W. Hardey, Vice President of Finance of Newpark
Resources, Inc., +1-504-838-8222/
          /Web site:  http://www.newpark.com /
          (NR)